Exhibit 10.11

LEASE AGREEMENT

THIS LEASE AGREEMENT, dated as of June 3, 2011 (the “Effective Date”), is between the Landlord and the Tenant hereinafter named.

1. Basic Lease Provisions.

(a) Premises: is the property located on the same office campus as the building known as the Medpace building which is located at 4820 Red Bank Road, Cincinnati, OH 45227 on which will be constructed a building (the “Building”) containing approximately 140,000 gross square feet and other improvements located thereon The legal description for the Premises is attached hereto as Exhibit A and incorporated by reference herein.

(b) Rentable Area: the entire Building, which is expected to be comprised of approximately 140,000 square feet. The parties agree that the number of rentable square feet of the Building shall equal the number of gross square feet. At least one month prior to the Commencement Date, Landlord shall notify Tenant in writing of the number of square feet comprising the Rentable Area and the amount of annual and monthly Rent due under the terms of this Lease (“Initial Rent Notice”). If Tenant agrees with the Rentable Area shown on Landlord’s Initial Rent Notice, Tenant shall timely commence paying the amount of Rent shown in the notice in accordance with the terms of this Lease. In the event Tenant disagrees with the number of square feet of Rentable area shown in Landlord’s Initial Rent Notice, Tenant shall so notify Landlord in writing within ten (10) days of receipt of Landlord’s Initial Rent Notice. Tenant’s failure to timely notify Landlord in writing of any disagreement with Landlord’s Initial Rent Notice constitutes Tenant’s acceptance of the Rent amounts stated in the Notice. If the parties are unable to agree on the number of square feet which comprises the Rentable Area prior to the Commencement Date, then within 30 days following the Commencement Date, Landlord shall have its architect (“Landlord’s Architect”) measure the final Building to determine the number of rentable square feet therein. In making such determination, Landlord’s Architect shall comply with BOMA measurement requirements. If the area reflected by such measurement varies from that set forth in this Lease, then all items of Rent shall be appropriately adjusted. If neither party requests a measurement within such 30 day period, then the area specified in this Lease shall be deemed to be the number of rentable square feet in the Building. If Tenant disputes the measurement of Landlord’s Architect, Tenant shall notify Landlord within five days after receipt by Tenant of such measurement. Tenant shall then have 15 days to have an architect selected by Tenant (“Tenant’s Architect”) measure the Building using the procedures set forth herein. If Tenant’s Architect disputes the findings of Landlord’s Architect, both Architects shall meet in good faith for a period not to exceed 15 days and try to reach agreement on the number of rentable square feet. If the Architects cannot reach agreement within such period, the Architects shall in good faith select a third, independent architect (the “Resolution Architect”) to measure the Building. The measurement of the Resolution Architect shall be final and binding on all parties. All fees and costs payable to Landlord’s Architect shall be paid by Landlord. All fees and costs payable to Tenant’s Architect, shall be paid by Tenant. Tenant and Landlord shall each be responsible for one-half of the fees and costs payable to the Resolution Architect.

(c) Base Rent Rate: $18.10 per square foot. The Base Rent Rate shall be increased on each anniversary date of the Commencement Date by the increase in CPI. As used herein, “Rent” shall mean the Base Rent plus all other items of Additional Rent and all other charges due from Tenant hereunder.

(d) Initial Term: Fifteen years, beginning on the Commencement Date. Target Commencement Date is September 1, 2012.

(e) Security Deposit: None

(f) Tenant Improvement Allowance: $50.00 per rentable square foot, subject to the terms and conditions herein.

(g) Permitted Uses: Any lawful use.

(i) Landlord: 200 Medpace Way, LLC, an Ohio limited liability company, whose address is c/o Scott Kadish, Ulmer & Berne, 600 Vine Street, Cincinnati, Ohio 45202.

(j) Tenant: Medpace, Inc., an Ohio corporation, whose address is 4820 Red Bank Road, Cincinnati, Ohio 45227.

2. Definitions of Key Terms.

(a) “Lease Term”: an Initial Term commencing on the Commencement Date and continuing for fifteen twelve-month periods,, plus any Renewal Term exercised in accordance with the terms hereof. Upon the Commencement Date, Landlord and Tenant shall execute a Declaration of Commencement in form reasonably required by Landlord specifying the Commencement Date, the expiration date, that the work to be performed by Landlord in the Premises, including without limitation, Landlord’s Work and the Tenant Improvements, is Substantially Complete and that Tenant accepts the Premises. Provided Tenant is not in default hereunder beyond any applicable notice and cure period at the time of exercise, Tenant shall also have one option to renew the Term for a period of ten years (the “Renewal Term”), as set forth in Section 16 herein.

(b) “Commencement Date”: The Commencement Date shall be the date of Substantial Completion of Landlord’s Work. Upon the Commencement Date, Tenant shall accept the Premises AS IS, but subject to any applicable manufacturing, installation and construction warranties issued to Landlord. Until the Commencement Date, all provisions of this Lease shall be binding except Tenant is not obligated to pay Rent.

(c) “Landlord’s Work” means the scope of the work for the improvements constituting the construction of the Building, including the core, shell and appurtenant site improvements, as described on Exhibit B attached hereto and incorporated by reference herein. Any work that is not Landlord’s Work and that is approved by Tenant in writing, including any additions or enhancements or variations from the specifications on Exhibit B, is Tenant Improvements and the cost therefor shall be charged to the Tenant Improvement Allowance, to the extent such costs exceed the cost of the scope and specifications stated in Exhibit B.

(d) “Substantial Completion” means: (i) a Temporary Certificate of Occupancy has been issued; and (ii) Landlord’s Work and the Tenant Improvements are sufficiently complete to allow for the installation, calibration and certification of Tenant’s furniture, fixtures and equipment; and (iii) the only portion of Landlord’s Work or Tenant Improvements remaining to be completed is minor punch-list items, the completion of which will not interfere with Tenant’s use of the Premises for Tenant’s intended purpose.

(e) “Tenant Improvements” means all work to be performed in constructing the improvements to the Premises that is not Landlord’s Work. Tenant Improvements Plans and Specifications shall be attached hereto as Exhibit C when approved by Landlord and Tenant. However, any work that is not Landlord’s Work, which is approved in writing by Tenant, shall be Tenant Improvements, regardless of whether it is included on Exhibit C.

(f) “CPI”: “Consumer Price Index - U.S. City Average for All Items for all Urban Consumers” (1982-1984 = 100) published monthly in the Monthly Labor Review by the United States Department of Labor. If (i) the CPI is discontinued, comparable statistics on the purchasing power of the consumer dollar, as published at the time of such discontinuation by a responsible financial periodical of recognized authority selected by Landlord, shall be used for making the above computation and (ii) the base year (1982-1984 = 100) or other base year used in computing the CPI is changed, the figures used in making the foregoing adjustment shall accordingly be changed so that all changes in the CPI are taken into account notwithstanding any change in the base year. The “Base Index Number” shall be the CPI most recently published before the Commencement Date; the “Current Index Number” shall be the CPI last published before the date as to which a CPI adjustment is being calculated; for example, if a CPI calculation is to be made on the anniversary of the Commencement Date, then the Current Index Number shall be the last CPI published preceding such anniversary date.

(g) “Affiliate” means any entity that, directly or indirectly: (i) owns or controls Tenant; (ii) is owned or controlled by Tenant; (iii) is under common ownership or control with Tenant; or (iv) results from the merger, consolidation or reorganization of Tenant with or into any other entity.

3. Granting Clause. In consideration of the payment by Tenant of Rent as herein provided and in consideration of the other terms, covenants and conditions hereof, Landlord hereby demises and leases to Tenant, and Tenant hereby takes from Landlord, the Premises to have and to hold the same for the Lease Term, all upon the terms and conditions set forth in this Lease.

4. Construction of Improvements

(a) Performance of Landlord’s Work. Landlord shall be responsible for the design and construction of all of Landlord’s Work, which shall be completed in a good and workmanlike manner at Landlord’s sole cost and expense in accordance with a project schedule to be agreed between Landlord and Tenant. Landlord shall be responsible for, at its sole cost and expense, applying for and obtaining all permits, licenses and certificates (including zoning approvals) necessary for the construction of Landlord’s Work. Landlord represents that Landlord’s Work will be in compliance with all local, state and federal laws, rules, orders, regulations and codes including, without limitation, the Americans with Disabilities Act.

(b) Tenant Improvements. Landlord will be responsible for designing and constructing Tenant Improvements required by and agreed to in writing by Tenant using the Tenant Improvement Allowance. Landlord shall be responsible for applying for and obtaining all permits, licenses and certificates (including zoning approvals) necessary for the construction of Tenant Improvements. Landlord represents that all Tenant Improvements will be in compliance with all local, state and federal laws, rules, orders, regulations and codes including, without limitation, the Americans with Disabilities Act. Tenant Improvement Allowance may be used to pay for any Tenant Improvements to prepare the Premises for Tenant’s occupancy, and any other expenses associated with Tenant’s relocation to the premises including, without limitation, design and construction of the Rentable Area, cabling and other installation of information technology equipment and capabilities, and purchase and installation of furniture and fixtures. Any costs and expenses for Tenant Improvements in excess of the Tenant Improvement Allowance (“Excess Tenant Improvement Costs”) shall be the responsibility of the Tenant. In the event that the Tenant Improvement Allowance is insufficient to fully cover the cost of the Tenant Improvements required by and agreed to by Tenant, Landlord shall so advise Tenant at the earliest possible opportunity and obtain Tenant’s approval prior to initiating any Tenant Improvements the cost of which will be fully or partially Excess Tenant Improvement Costs. Prior to the Commencement Date of this Lease, Landlord and Tenant shall agree whether any Excess Tenant Improvement Costs shall be paid to Landlord by an adjustment to the Base Rent Rate, or whether Tenant shall pay the Excess Tenant Improvement Costs to Landlord immediately in a lump sum. In the absence of any such agreement between Landlord and Tenant, all Excess Tenant Improvement Costs shall be paid by Tenant to Landlord within 30 days following the Commencement Date of this Lease. The failure to pay any such Excess Tenant Improvement Costs when due shall be a Default under the Terms of this Lease.

5. Rent.

(a) Payment of Base Rent. The Base Rent shall be paid in equal monthly installments based upon the annual Base Rent Rate multiplied by the number of square feet of Rentable Area on the Commencement Date and at the beginning of each calendar month thereafter during the Lease Term. All Rent shall be payable to the order of the Landlord, in advance, on or before the first day of each calendar month during the Lease Term without notice, offset or counterclaim, at Landlord’s address set forth above, or such other address as Landlord may from time to time request by written notice of Tenant. The first payment of Rent shall be due on the Commencement Date. Any partial months for which Rent is due shall be pro-rated. THE OBLIGATION OF THE TENANT TO PAY RENT IS AN INDEPENDENT COVENANT, AND NO ACT OR CIRCUMSTANCE WHETHER CONSTITUTING BREACH OF COVENANT BY LANDLORD OR NOT, SHALL RELEASE TENANT OF THE OBLIGATION TO PAY RENT.

(b) Real Estate Taxes. In addition to Base Rent payable by Tenant to Landlord pursuant to this Lease, Tenant shall pay when due, directly to the applicable taxing authority, all Real Estate Taxes payable during the Lease Term. In the event that Landlord receives any bill for Real Estate Taxes for the Premises during the Lease Term, Landlord shall immediately turn such bill over to Tenant for timely payment. Within 30 days after Landlord’s written request therefor, Tenant shall deliver to Landlord satisfactory evidence that the installment or payment has been paid and discharged in full. Tenant shall receive the benefit of any refunds, rebates, abatements or reductions in any Real Estate Taxes (collectively, “Refund”) which are attributable to any period for which Tenant is obligated to pay Real Estate Taxes under this Lease, whether or not such Refund was actually applied or received during the term of this Lease. The parties acknowledge that the Premises may be the subject of a Community Reinvestment Area LEED Tax Exemption Agreement between the City of Cincinnati and Landlord, (“CRA Agreement”), which provides for an abatement of real property taxes under the terms of the CRA Agreement. Tenant agrees to complete and submit to the Landlord any reports of Tenant’s hiring and employment activities which Landlord is required to file under the CRA Agreement and Landlord agrees to comply with the CRA Agreement by timely filing any such reports and by complying with all other terms of any CRA Agreement. In the event that Landlord receives any Refund from any taxing authority which is attributable to any period for which Tenant is obligated to pay Real Estate Taxes under this Lease (whether or not such Refund was actually received by Landlord during the term of this Lease), Landlord shall immediately turn over to Tenant the full amount of such Refund. In the event that all or any portion of the real estate tax abatement granted under the CRA Agreement is revoked or withdrawn retroactively due to Tenant’s failure to employ the number of people required under the CRA Agreement, Tenant agrees to pay any additional Real Estate Taxes due which are attributable to any period for which Tenant is obligated to pay Real Estate Taxes under this Lease (whether or not such additional Real Estate Taxes become due during the term of this Lease). As used herein “Real Estate Taxes” means all real estate taxes, ad valorem taxes and assessments, general and special assessments, or any other tax imposed upon or levied against real estate or upon owners of real estate as such rather than persons generally, including taxes imposed on leasehold improvements, payable solely with respect to the Premises, including all land, all buildings and improvements situated thereon. Only Real Estate Taxes actually billed to the Landlord by the taxing authority during the term of this Lease are payable by Tenant. Real Estate Taxes relating to any period during the term of this Lease but not due and payable during the Term are not payable by Tenant. Notwithstanding anything to the contrary, the following are excluded from Real Estate Taxes: (a) any estate tax, inheritance tax, succession tax, capital levy tax, corporate franchise tax, gross receipts tax, income tax, conveyance fee or transfer tax; and (b) any assessment, bond, tax, or other finance vehicle that is (i) imposed as a result of Landlord’s initial construction of the Building, or (ii) used to fund construction of the Building or any additions or improvements thereto. If any assessment may be paid in installments, Tenant shall be permitted to pay such assessment over the longest installment period permitted and only the installment coming due during the Term hereof shall be included within Real Estate Taxes.

(c) Tenant’s Other Tax Obligations. Tenant shall pay before delinquency any and all taxes, assessments, fees or charges, including any sales, gross income, rental, business occupation or other taxes, levied or imposed upon Tenant’s business operations in the Premises and any personal property or similar taxes levied or imposed upon Tenant’s trade fixtures, leasehold improvements or personal property located within the Premises. In the event any such taxes, assessments, fees or charges are charged to the account of, or are levied or imposed upon the property of Landlord, Tenant shall reimburse Landlord for the same as Additional Rent. Notwithstanding the foregoing, Tenant shall have the right to contest in good faith any such item and to defer payment until after Tenant’s liability therefor is finally determined so long as Landlord is held harmless from any liability through bonding or such other security as Landlord reasonably feels is appropriate.

(d) Late Fees. In the event payment of any and all amounts required to be paid pursuant to this Lease are not made within 10 days of the due date, a service fee of 5% of the unpaid amount(s) will be due as Additional Rent, at the election of Landlord. Any amount not paid when due shall bear interest at the rate of 12% per year (the “Default Rate”).

6. Maintenance and Repairs.

(a) Repair and Maintenance by Landlord. Landlord has posted a cash deposit in lieu of bond in connection with MSD Permit No. E/F 02-2009 (“the Permit”) for excavation and fill on Landlord’s property which includes the Premises. Landlord agrees that any liability assumed by Landlord in connection with the Permit shall not be the responsibility of Tenant under the terms of this Lease. All other repairs, replacements and maintenance required on the Premises shall be the responsibility of the Tenant. Landlord acknowledges that Premises is subject to certain manufacturer, vendor and installer warranties and service contracts (“Warranties”), and agrees that all such Warranties, to the extent they have been issued to Landlord, shall be available for the benefit of Tenant, provided that any cost associated with maintaining or accessing such Warranties shall be borne by solely by Tenant. Accordingly, Landlord shall make a good faith effort to forward to Tenant any notices received regarding any opportunities to extend or maintain such Warranties, but Landlord shall bear no liability to Tenant for failure to so notify Tenant of any such opportunities. Upon Tenant’s request and to the extent permitted under the terms of any such Warranties, Landlord agrees to assign or otherwise transfer such Warranties to Tenant for the term of this Lease.

(b) Repair and Maintenance by Tenant. Tenant shall, at Tenant’s sole cost and expense, keep the Premises and good, safe and sanitary condition, maintaining, repairing and replacing every part thereof, including without limitation repairs and replacements of all structural components of the Premises, including the roof, the elevators within the Building, the heating, ventilation and air conditioning (“HVAC”) systems serving the Building, the parking lot serving the Building and all other repair and maintenance of the Premises. Throughout the Term of this Lease, Tenant shall keep in full force and effect at Tenant’s sole cost and expense, a contract with one or more licensed heating and cooling companies for the routine maintenance of the HVAC system(s) servicing the Premises, and a contract for one or more qualified companies for elevator maintenance, which contracts shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld or delayed. Such contracts shall provide, at a minimum, for inspections and maintenance of the dedicated HVAC system at least once every six months and elevators at least once a year and shall establish maximum allowable response times for service calls. Tenant’s repair and maintenance shall include, without limitation, cleaning and janitorial services; maintaining exterior landscaping; removing snow, ice and other debris from parking lots and walkways; cleaning, maintaining, repairing and replacing all components of Tenant’s furniture, fixtures and equipment; and providing for reasonable security of the Premises. Accordingly, Tenant shall not be responsible for paying or reimbursing Landlord for any operating expenses, common area maintenance charges or similar costs. Notwithstanding the foregoing to the contrary, for repairs or maintenance to such portions of the Premises which are required due to the gross negligence or wrongful act of Landlord, Landlord’s agents, employees or customers, Landlord shall make such repairs or provide such maintenance at Landlord’s expense. Notwithstanding anything contained herein, if the HVAC system or roof has to be replaced at any time during the last twenty four months of the Lease Term, Tenant remains obligated, at Tenant’s sole cost and expense, to replace the HVAC system and/or its component parts and/or roof, as applicable; but if Tenant does not exercise any right to extend the Lease Term after the date such replacement is completed, then Landlord shall reimburse Tenant the unamortized value of the HVAC or roof replacement upon written receipt of all reasonable written invoices from Tenant after Tenant has vacated the Premises.

(c) Alterations or Improvements. Tenant may make any interior, non-structural, non-mechanical changes (“Tenant Alterations”) at any time desired by Tenant without Landlord’s consent, provided that Tenant: (i) acquires any legally required permit to do so from appropriate governmental agencies, (ii) furnishes of a copy thereof to Landlord prior to the commencement of the work, (iii) complies with all conditions of the permit in a prompt and expeditious manner, and (iv) the cost of Tenant Alterations in any 12 month period does not exceed $50,000.00; all other alterations to the Premises shall require the prior written consent of Landlord not to be unreasonably withheld. Tenant shall make the Tenant Alterations in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and quality equal to or better than the original construction of the Building and using a contract reasonably approved by Landlord. All Tenant Alterations shall be installed at Tenant’s sole expense. Tenant shall promptly repair any damage to the Premises or the Building caused by any such Tenant Alterations. Such alterations, physical additions, or improvements when made to the Premises by Tenant shall be surrendered to Landlord and become the property of Landlord upon termination in any manner of this Lease, but this clause shall not apply to moveable non-attached fixtures or furniture of Tenant. If any mechanic lien is filed against the Premises or the Building as a result of any act or omission by Tenant, its agents, employees or invitees, Tenant shall cause same to be discharged of record within 10 days after the lien is filed. Landlord shall have no right to make any alterations or improvements to the Premises without Tenant’s consent unless such alterations or improvements are required by law. In the event that Landlord deems it necessary to make alterations or improvements that are required by law, Landlord shall provide Tenant with written notice as far in advance as possible and work with Tenant to minimize the disruption to Tenant’s business operations. All alterations and improvements made by Landlord shall be at Landlord’s sole cost and expense. Any alterations or improvements to the Premises paid for by Landlord, except office furniture, equipment, personal property and trade fixtures, shall become a part of the realty and the property of Landlord, and shall not be removed by Tenant.

(d) Notwithstanding anything contained herein, Landlord may upon written notice to Tenant assume responsibility to maintain some or all of the common areas located on the Premises, including landscaping and snow removal. To the extent Landlord assumes such maintenance responsibilities, Tenant shall reimburse Landlord for a pro rata share of Landlord’s costs to perform such maintenance from time to time within 30 days after written invoice. Tenant’s share shall be determined by dividing the rentable square feet of the Premises by the aggregate rentable square feet of all buildings for which Landlord has assumed similar responsibility.

7. Assignment or Sublease.

(a) Tenant. Except as set forth below, Tenant shall not mortgage, sell, assign or transfer this Lease, or any interest herein, or allow the same to be done by operation of law or otherwise, or sublet the Premises or any part thereof, or use or permit the Premises to be used for any purpose other than a Permitted Use, without the prior written consent of Landlord. Notwithstanding anything contained herein, Tenant may, upon prior written notice to Landlord but without Landlord’s prior consent, assign this Lease or sublease all or any portion of the Premises, to an Affiliate. Tenant shall remain liable for the performance of the terms and conditions of the Lease in the event of any such assignment or sublease.

(b) Landlord. Landlord shall have the right to sell or otherwise transfer the Premises at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability hereunder accruing after the date of such conveyance. In the event that the new owner of the Premises reasonably requests Tenant to execute a new lease with the new owner as the landlord, under the exact same terms and conditions as this Lease with Landlord, Tenant shall comply with the new owner’s request provided that doing so does not compromise or prejudice Tenant’s rights in the Premises.

8. Insurance and Indemnity.

(a) Release. All of Tenant’s personal property shall be and remain at Tenant’s sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord from (a) any and all liability for theft or damage to Tenant’s personal property, and (b) any and all liability for any injury to Tenant or its employees, agents, contractors, guests and invitees in or about the Premises, except to the extent caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this section limits (or shall be deemed to limit) the waiver of subrogation contained below. This section survives the expiration or earlier termination of this Lease.

(b) Indemnification by Tenant. Tenant shall protect, defend, indemnify and hold Landlord, its agents, employees and contractors harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) filed or otherwise made or incurred by a third party to the extent (a) arising out of or relating to any act, omission, negligence, or willful misconduct of Tenant or Tenant’s agents, employees, contractors, customers or invitees in or about the Premises, (b) arising out of or relating to any of Tenant’s personal property, or (c) arising out of any other act or occurrence within the Premises, in all such cases except to the extent caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this section shall limit (or be deemed to limit) the waiver of subrogation contained below. This section shall survive the expiration or earlier termination of this Lease. In the event of any conflict between this section and the waiver of subrogation section below, the waiver of subrogation section shall control.

(c) Indemnification by Landlord. Landlord shall protect, defend, indemnify and hold Tenant, its agents, employees and contractors harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) filed or otherwise made or incurred by a third party to the extent arising out of or relating to any act, omission, negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors. Nothing contained in this section limits (or shall be deemed to limit) the waiver of subrogation contained below. This section shall survive the expiration or earlier termination of this Lease. In the event of any conflict between this section and the waiver of subrogation section below, the waiver of subrogation section shall control.

(d) Insurance Carried by Tenant. Beginning on or before the Commencement Date and throughout the remainder of the Lease Term, Tenant shall maintain the following types of insurance, in the amounts specified below:

(i) Liability Insurance. Commercial General Liability Insurance (which insurance shall not exclude blanket contractual liability, broad form property damage, or personal injury) covering the Premises and Tenant’s use thereof against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $3,000,000, and with general aggregate limits of not less than $5,000,000 for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(i) Casualty Insurance. Special Form Insurance (which insurance shall not exclude flood or earthquake) in the amount of the full replacement cost of the Building, including, without limitation, any alterations or improvements made by Landlord or Tenant, and Tenant’s personal property.

(i) Worker’s Compensation Insurance. Worker’s Compensation insurance in amounts required by applicable law.

(ii) Business Interruption Insurance. Business Interruption Insurance with limits not less than an amount equal to one year’s Base Rent hereunder (for which Tenant may self insure at its option without having to satisfy the self insurance requirements below.)

All insurance required by Tenant hereunder shall (i) be issued by one or more insurance companies licensed to do business in Ohio and having an AM Best’s rating of A IX or better, and (ii) provide that the insurance shall not be materially changed, canceled or permitted to lapse on less than 10 days’ prior written notice to Landlord. In addition, Tenant’s insurance shall protect Tenant and Landlord as their interests may appear, naming Landlord, Landlord’s agent (if any), and any mortgagee requested by Landlord, as additional insureds on Tenant’s general liability and casualty insurance policies. On or before the Commencement Date, and thereafter within 10 days prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 28 (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, together with a copy of the endorsements to Tenant’s commercial general liability and casualty policies naming the appropriate additional insureds. Upon Tenant’s receipt of a request from Landlord, Tenant shall provide Landlord with copies of all insurance policies, including all endorsements, evidencing the coverages required hereunder. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance or copies of insurance policies (if applicable), Landlord may obtain such insurance on Tenant’s behalf and Tenant shall reimburse Landlord upon demand for the cost thereof, along with an administrative fee equal to 10% of the amount expended by Landlord, which shall be deemed Additional Rent.

Notwithstanding anything to the contrary contained in this section, Tenant may, at its option, satisfy any or all of its obligations to insure with (a) a so-called “blanket” policy or policies of insurance, or (b) an excess or umbrella liability policy or policies of insurance, now or hereafter carried and maintained by Tenant; provided, however, that Landlord and any additional party named pursuant to the terms of this Lease shall be named as additional insured thereunder as their respective interests may appear, and provided that the coverage afforded Landlord and any additional named insureds shall not be reduced or diminished by reason of the use of any such blanket or umbrella policy or policies and that all the requirements set forth in this section are otherwise satisfied. Tenant agrees to permit Landlord at any reasonable time to inspect any policies of insurance of Tenant. Tenant may also elect at any time during the Lease Term not to carry general public liability insurance required under this section, and to “self insure” against risks, directly or through an Affiliate, in whole or in part, whether by eliminating such insurance entirely, by co-insurance or through deductible amounts, or otherwise, provided that (i) Tenant (or such Affiliate) has in effect a program of “self-insurance” against such uncovered risks, (ii) Tenant (or such Affiliate) has and maintains a tangible net worth of at least $20,000,000.00, as evidenced by documentation reasonably satisfactory to Landlord, and (iii) the failure to carry such insurance does not violate any law, statute, code, act, ordinance, order, judgment, decree, injunction, rule, regulation, permit, license authorization or other requirement which is issued by an government or governmental agency with jurisdiction over the Leased Premises or which is applicable to Tenant in the conduct of its business.

(e) Insurance Carried by Landlord. During the Lease Term, Landlord shall maintain commercial general liability insurance (which insurance shall not exclude blanket, contractual liability or personal injury coverage) covering the Premises against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $1,000,000, and with general aggregate limits of not less than $3,000,000 for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies. In addition, Landlord’s insurance shall protect Tenant and Landlord as their interests may appear, naming Tenant as additional insured on Landlord’s general liability and casualty insurance policy. Tenant shall reimburse Landlord for the cost of such insurance within 30 days of presentation of the invoice therefor.

(f) Waiver of Subrogation. Landlord and Tenant hereby release each other and each other’s employees, agents, customers and invitees from any and all liability for any loss, damage, or injury to person or property occurring in, on, about, or to the Premises or personal property within the Building by reason of fire or other casualty which could be insured against under a standard fire insurance policy with an “All Risk of Physical Loss” endorsement regardless of cause, including the negligence of Landlord or Tenant and their respective employees, agents, customers and invitees, whether or not such insurance is actually in force and effect, and agree that such insurance carried by either of them shall contain a clause whereby the insurer waives its right of subrogation against the other party, provided such insurance is available. Because the provisions of this section are intended to preclude the assignment of any claim mentioned herein by way of subrogation or otherwise to an insurer or any other person, each party to this Lease shall give to any insurance company which has issued to it one or more policies of fire and all risk coverage insurance notice of the provisions of this section and have such insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance by reason of the provisions of this section.

9. Use.

(a) Permitted Use. Tenant shall use the Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant shall use and maintain the Premises and conduct its business thereon in a safe, careful, reputable and lawful manner.

(b) Prohibited Uses. In no event shall Tenant use any part of the Premises for any retail sales activity or for any of the following noxious uses: (i) a second hand or surplus store; (ii) a mobile home park or trailer court; (iii) a fire, bankruptcy or auction sale; (iv) a laundry or dry cleaning operation; (v) automobile, truck, R.V. sales, leasing, display or repair; (vi) mortuary; (vii) any center for medical procedures, counseling or activities related to abortion, birth control or euthanasia; (viii) any establishment selling or exhibiting pornographic materials; (ix) an auto parts store or gas station; (x) any church, synagogue, mosque, temple or other place of worship; (xi) a “head” shop or any establishment displaying or selling drug paraphernalia; (xii) a massage parlor, topless bar or club or restaurant which provides striptease entertainment; (xiii) a landfill, garbage dump or for the dumping, disposal, incineration or storage of garbage or any business storing or handling hazardous materials except in the course of a Permitted Use; (xiv) any carnival or amusement park; (xv) a temporary placement service; (xvi) a drug or alcohol recovery or treatment facility; (xvii) a school or trade school; or (xviii) an off track betting facility or betting club or any other type of gambling establishment. Tenant shall not do or permit anything to be done in or about the Premises that will in any way cause a nuisance, obstruct or interfere with the rights of neighbors or injure or annoy them. Tenant shall not use the Premises, nor allow the Premises to be used, for any purpose or in any manner that would invalidate any policy of insurance now or hereafter carried on the Building or the Premises. Landlord may promulgate and modify from time to time rules and regulations for the safety, care or cleanliness of the Premises which shall be complied with by Tenant and its employees, agents, visitors and invitees.

(c) Access to and Inspection of the Premises. Upon two business days advance written notice (except in the case of an emergency, for which no notice or accompaniment by a representative of Tenant shall be required) and subject to the reasonable security procedures of Tenant,

Landlord, its employees and agents and any mortgagee of the Building shall have the right to enter any part of the Premises, while accompanied by a representative of Tenant, at reasonable times for the purposes of examining or inspecting the same, showing the same to prospective purchasers, mortgagees or tenants and making such repairs, alterations or improvements to the Premises or the Building as Landlord may deem necessary or desirable. If representatives of Tenant shall not be present to open and permit such entry into the Premises when such entry is necessary due to an emergency, Landlord and its employees and agents may enter the Premises by means of a master or pass key or otherwise. Except when necessary due to an emergency, Landlord shall not enter the Premises unless an authorized representative of Tenant is present. Landlord shall use commercially reasonable efforts to schedule maintenance inspections and maintenance work outside of normal business hours, but in any event shall use commercially reasonable efforts to minimize interference with Tenant’s business operations. Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor.

(d) Surrender of Premises. Upon the expiration or termination of this Lease, Tenant shall: (i) remove all of its signage and repair any damage caused by such removal; (ii) deliver possession of the Premises to Landlord in a broom clean condition free of debris; (iii) repair any damage to the Premises caused by Tenant; and (iv) remove all of its trade fixtures, personal property and signage and repair any damage caused by such removal. Regardless of any statutory provision or case authority to the contrary, in the event that Tenant becomes involved in any bankruptcy case filed under Title 11 of the United States Code, and Tenant rejects this Lease either voluntarily or by operation of law, to the extent Landlord incurs any damages arising from Tenant’s post-petition failure to fulfill any of the provisions set forth in subsections (a) through (d) of this subsection, Tenant’s obligations to repair or remediate such damages shall be deemed to have occurred at the time the conduct causing such damages occurred; and Landlord shall be entitled to an allowed administrative expense claim under Bankruptcy Code Section 503(b)(1)(A) in the amount of such damages.

10. Utilities and Other Building Services.

(a) Utilities. Tenant shall pay or cause to be paid directly to providers all charges for air conditioning, steam, gas, water, sewer, electricity, light, heat or power, telephone or other utility or communication service directly and exclusively used, rendered or supplied upon or in connection with the Premises throughout the Term of this Lease.

(b) Interruption of Services. Tenant acknowledges and agrees that any one or more of the utilities or other services identified in subsection (a) or otherwise hereunder may be interrupted by reason of accident, emergency or other causes beyond Landlord’s control. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or service beyond Landlord’s control and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder. Landlord shall provide reasonable notice of the temporary interruption of utilities caused by repairs, alterations or improvements, to the extent that Landlord is aware of any such interruptions.

11. Casualty. In the event of damage to, or total or partial destruction of, the Premises by fire or other casualty (the “Casualty Damage”), the insurance proceeds, if any, that, as a result of the Casualty Damage, are payable under any fire or casualty insurance maintained by Tenant relating to the Premises shall be payable to, and shall be the sole property of, Landlord, and, subject to the terms and conditions of this Section, Landlord shall cause the prompt and diligent repair and replacement of the Premises as soon as reasonably is possible so that they are in substantially the same condition as existed prior to the Casualty Damage. If substantial Casualty Damage occurs at any time during the Lease Term, a determination shall be made by a licensed architect reasonably acceptable to Landlord and Tenant within 30 days after such Casualty Damage, of whether Landlord will be able, within a period of six months after such Casualty Damage occurs, to repair and replace the Premises so that they are in substantially the same condition as existed prior to the Casualty Damage. If the architect determines that Landlord will not be able, within a period of six months after such Casualty Damage occurs, to repair and replace the Premises so that they are in substantially the same condition as existed prior to the Casualty Damage, then Landlord or Tenant, at either’s option, may terminate this Lease upon written notice to the other party at least 30 days in advance, and all obligations hereunder, except those due or mature, shall cease and terminate. If substantial Casualty Damage occurs during the last two years of the Lease Term, and provided that Tenant has not exercised an option for an extension Term, then Landlord or Tenant, at such party’s option, may terminate this Lease upon written notice to the other party at least 30 days in advance, and all obligations hereunder, except those due or mature, shall cease and terminate. Rent shall be abated proportionately (based upon the proportion that the unusable portion(s) of the Premises due to the Casualty Damage bears to the total space in the Premises) for each day that the Premises or any part thereof is unusable by reason of any Casualty Damage. The term “substantially damaged” and “substantial damage” as used in this section, shall mean that the Premises has been damaged to the extent that the cost of such restoration of the Premises will exceed a sum constituting 35% of the total replacement cost of the Premises.

12. Eminent Domain. In the event the Premises, or such portion thereof as would prevent Tenant from occupying and using the Premises for the Tenant’s normal business purposes, shall be taken or condemned for any public or quasi-public purpose, or sold to a condemning authority to prevent taking, then, at Landlord’s option, either (i) Tenant shall have the right to terminate this Lease, or (ii) Landlord shall, at its sole cost and expense, provide Tenant with such additional space and make such repairs to the Premises as may be necessary to enable Tenant to use such additional and repaired space for Tenant’s normal business purposes. In the event that the Lease remains in effect following such taking, condemnation or sale but the amount of space used by Tenant in the Building is reduced thereby, Rent shall be proportionately abated, as of the date of the taking, condemnation or sale. All compensation awarded for any such taking or conveyance shall be the property of Landlord without any deduction therefrom for any present or future estate of Tenant. However Tenant shall have the right to recover from the condemning or taking authority, but not from the Landlord, such compensation as may be awarded to Tenant for any tenant improvements to the property and for Tenant’s moving and relocation expenses.

13. Tenant’s Default.

(a) Events of Tenant’s Default. The following shall be “Events of Tenant’s Default”:

(i) The failure to pay monthly Rent, Excess Tenant Improvement Costs, or any other amount payable hereunder within 10 days after receiving notice thereof from Landlord.

(ii) The failure to comply with any other provision of this Lease that is not cured within 30 days after written notice thereof to Tenant; provided, however, if the matter in question is not reasonably susceptible of being cured within 30 days, then it shall not be an Event of Tenant’s Default hereunder if Tenant commences to cure such matter within such 30 day period and thereafter diligently and with continuity prosecutes such cure to completion.

(iii) The filing under the United States Bankruptcy Code of a petition by or against Tenant.

(iv) Tenant is declared insolvent by a court of competent jurisdiction, makes an assignment for the benefit of its creditors, or a receiver, trustee or liquidator of Tenant or of any material part of its assets or of Tenant’s interest in this Lease is appointed in any proceeding.

(b) Remedies for Tenant’s Default. Upon the occurrence of an Event of Tenant’s Default, Landlord may pursue any one or more of the following remedies:

(i) Terminate this Lease and recover damages therefor.

(ii) Terminate Tenant’s right to occupy the Premises by repossessing the Premises, without terminating this Lease, and recover damages.

(iii) Perform any of the obligations for which Tenant is in default under this Lease, and Tenant shall reimburse Landlord within 30 days after written demand for all costs incurred by Landlord in doing so.

(iv) Exercise any other remedy provided in this Lease or under applicable law.

(c) Termination of Lease by Landlord for Tenant’s Default. If Landlord terminates this Lease hereunder, then Tenant shall remain liable for all Rent and other obligations accruing up to the date of termination, and for all reasonable costs actually incurred in connection with the termination of the Lease and repossession and re-letting of the Premises (including, without limitation, reasonable attorneys’ and brokerage fees), plus damages equal to the present value of the full amount of the Rent due for the balance of the Term less an amount determined based upon one of the following (which Landlord may elect in its sole and absolute discretion): (i) the present value of the rental amount that Landlord is able to actually obtain, or that any tenant or tenants have agreed to pay, during the balance of the Term, which rental amount or agreed rental amount shall be presumed to represent the fair rental value of the Premises; or (ii) the present value of the fair rental value of the Premises for the balance of the Term, determined by any other reasonable method. For purposes of determining present value, the discount rate shall be equal to the Default Rate.

(d) Repossession of Premises by Landlord for Tenant’s Default. If Landlord elects to repossess the Premises due to an Event of Tenant’s Default, then Tenant shall: (i) remain liable for all Rent and other obligations hereunder accruing up to the date of such repossession; (ii) be liable to Landlord for all reasonable costs actually incurred in connection with the repossession and re-letting of the Premises (including, without limitation, reasonable attorneys’ and brokerage fees); and (iii) remain liable for the payment of all Rent and other obligations hereunder payable for the balance of the unexpired Term of this Lease in effect as of the date of repossession by Landlord. In the event the Premises are re-let by Landlord, Tenant shall be entitled to a credit against its rental obligations hereunder in the amount of rents received by Landlord from any such re-letting of the Premises less any reasonable costs incurred by Landlord (not previously reimbursed by Tenant) in connection with the repossession and re-letting of the Premises (including without limitation reasonable attorneys’ fees and brokerage commissions.) Actions to collect amounts due by Tenant to Landlord as provided in this Section may be brought from time to time, on one or more occasions. If Landlord terminates Tenant’s right of possession under this subsection, it may at any time thereafter elect to terminate this Lease under subsection (c).

(e) Fees, Costs and Expenses. In case of an Event of Tenant’s Default, Tenant shall also be liable for any reasonable broker’s fees incurred by Landlord in connection with reletting the whole or any part of the Premises; the reasonable costs of removing and storing Tenant’s property; the reasonable cost of repairing, altering, remodeling or otherwise returning the Premises into a so called “vanilla box” condition; and all reasonable expenses incurred by Landlord in enforcing or defending Landlord’s rights including reasonable attorneys’ fees.

(f) Reasonable Efforts. In the event of termination of Tenant’s right of possession of the Premises by Landlord due to Tenant’s Default, Landlord shall use reasonable efforts to re-let the Premises at a fair market rental or as near thereto as is possible under the circumstances then existing so as to minimize the damages suffered by Landlord and payable by Tenant hereunder, it being understood and agreed that such efforts shall at least be consistent with the same effort that Landlord makes with respect to other vacant space under Landlord’s control.

(g) Acceleration of Monthly Rent. Notwithstanding anything contained herein, in no event is Landlord entitled to accelerate Monthly Rent, except as provided in subsection (c).

(h) Nonwaiver of Defaults. Tenant’s failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall not constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

(i) Attorneys’ Fees. If Tenant defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and Landlord obtains a judgment against Tenant, then Tenant agrees to reimburse Landlord for reasonable attorneys’ fees incurred in connection therewith. In addition, if a monetary default shall occur and Landlord engages outside counsel to exercise its remedies hereunder, and then Tenant cures such monetary default, Tenant shall pay to Landlord, on demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys’ fees, court costs and expenses actually incurred.

14. Landlord’s Default.

(a) Events of Landlord’s Default. The following shall be “Events of Default” by Landlord:

(i) The failure to achieve Substantial Completion of Landlord’s Work by June 30, 2013 (“Completion Default”);

(ii) Other than a Completion Default, the failure to perform any term, condition, covenant or obligation required under this Lease for a period of 30 days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within 30 days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same.

(b) Remedies for Landlord’s Default

(i) Upon the occurrence of a Completion Default, Tenant may terminate this Lease after providing Landlord with 30 days notice and an opportunity to cure. If the Completion Default is not cured within the 30-day notice period, the Lease shall terminate at the end of the notice period. If Tenant terminates this Lease hereunder, Tenant shall have no liability for any Rent or costs incurred by Landlord, or for any other obligations under this Lease, and no rights or obligations to access or occupy the Premises. In addition to terminating this Lease, Tenant may pursue any other remedies available to it, including but not limited to a lawsuit for damages and/or specific performance.

(ii) Upon the occurrence of any default other than a Completion Default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder. Notwithstanding the foregoing, in the event the default under this subsection specified in Tenant’s written notice to Landlord materially and adversely impairs Tenant’s business operations in the Premises, or renders the Premises untenantable, and is not cured within such 30-day period, Tenant may give Landlord a second written notice (the “Second Notice”) indicating Tenant’s election to cure such default. Landlord shall have 10 days after the date of receipt of the Second Notice to cure such default, but if the condition cannot reasonably be remedied within such time, such default shall be deemed to have been cured if Landlord commences such performance within said ten-day period and thereafter diligently undertakes to complete the same. If the default is not cured within the 10-day cure period, Tenant may perform such work on behalf of Landlord and invoice Landlord for any costs incurred by reason thereof and Landlord shall pay any such invoice within 30 days after receipt thereof. If the invoice is not paid within such 30 day period, interest shall accrue on the unpaid amount of the invoice at the Default Rate. In no event shall Tenant be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder.

(c) Limitation of Landlord’s Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord’s right, title and interest in and to the Premises for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment.

(d) Nonwaiver of Defaults. Tenant’s failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall not constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

(e) Attorneys’ Fees. If Landlord defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the Tenant obtains a judgment against the defaulting party, then the Landlord agrees to reimburse the Tenant for reasonable attorneys’ fees incurred in connection therewith.

15. Hazardous Materials.

(a) Environmental Definitions. “Environmental Laws” shall mean all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Premises, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Premises. “Hazardous Substances” shall mean those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” “solid waste” or “infectious waste” under Environmental Laws and petroleum products, other than those used in the course of a Permitted Use.

(b) Restrictions on Tenant. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Premises, or the transportation to or from the Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws and the standards prevailing in the industry.

(c) Notices, Affidavits, Etc. Tenant shall immediately (a) notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of any Environmental Laws on, under or about the Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Premises, and (b) deliver to Landlord any notice received by Tenant relating to (a)(i) and (a)(ii) above from any source. Tenant shall execute affidavits, representations and the like within days of Landlord’s request therefor concerning Tenant’s best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Premises.

(d) Tenant’s Indemnification. Tenant shall indemnify Landlord and Landlord’s agent from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Section. The covenants and obligations under this Section shall survive the expiration or earlier termination of this Lease.

(e) Existing Environmental Conditions. Notwithstanding anything contained in this Section to the contrary, neither Tenant nor its Affiliates shall have any liability to Landlord under this Section resulting from any environmental contamination or environmental conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Premises prior to the Commencement Date of this Lease or any earlier occupancy of the Premises by Tenant (“Environmental Liabilities”) except to the extent Tenant exacerbates the same. Landlord shall indemnify, defend and hold harmless Tenant and its Affiliates and each of their officers, directors and employees (each an “Indemnified Party”) for all third party claims, damages, judgments, fines, costs, penalties, and interest, including attorney fees (collectively, “Damages”), incurred or suffered by an Indemnified Party to the extent that such Damages arise out of or result from any Environmental Liabilities that were not caused by or exacerbated by the Indemnified Party.

16. Option to Renew.

(a) Grant and Exercise of Option. Provided Tenant is not in default hereunder beyond any applicable notice and cure period at the time of exercise, Tenant shall also have one option to renew the Term for a period of ten years (the “Renewal Term”), commencing immediately upon the expiration of the Initial Term. The Renewal Term shall be upon the same terms and conditions contained in the Lease for the Initial Term except the Base Rent shall be adjusted as set forth below (the “Base Rent for the Renewal Term”). Tenant shall exercise such option by delivering to Landlord, no later than twelve months prior to the expiration of the Initial Term (“Exercise Date”) written notice of Tenant’s desire to extend the Lease Term. Unless Landlord otherwise agrees in writing, Tenant’s failure to timely exercise such option shall waive it. If this Lease terminates or expires, all remaining renewal options shall be void.

(b) Base Rent for the Renewal Term. The Base Rent for the Renewal Term shall be an amount equal to the minimum annual rent then being paid by tenants of similar Class A office buildings in the Midtown area of Cincinnati, excluding Rookwood, for space of comparable size and quality and with similar or equivalent improvements as are found in the Building, excluding free rent and other concessions. Upon the exercise of a renewal option hereunder, Landlord shall notify Tenant within 45 days of Landlord’s determination of the Base Rent for the Renewal Term, based on the definition at the beginning of this section. If Tenant disagrees with Landlord’s determination of the Base Rent for the Renewal Term, Tenant shall provide written notice to Landlord within 15 days after its receipt of Landlord’s determination, which notice shall include Tenant’s determination of the Base Rent for the Renewal Term, based on the definition at the beginning of this section. If Tenant fails to provide such written notice within such time, Landlord’s determination shall equal the Base Rent for the Renewal Term. If Tenant does provide such written notice, Landlord and Tenant shall in good faith attempt to reach agreement on the rate for Base Rent for the Renewal Term under the terms of this Lease, and any rate so agreed to by Landlord and Tenant shall equal the Base Rent for the Renewal Term. If the parties cannot agree on the Base Rent for the Renewal Term within 30 days after Landlord submits its determination for the Base Rent for the Renewal Term to Tenant, and Tenant desires to exercise its option to extend, the decision shall be referred to an arbitrator who shall be reasonably acceptable to Landlord and Tenant. If Landlord and Tenant cannot agree on an arbitrator within 30 days after the expiration of the aforementioned 30-day period, Landlord and Tenant shall each appoint a member of the Cincinnati Board of Realtors who is either a MAI appraiser or licensed real estate broker and whose business is primarily appraising commercial real estate or office sales/leasing in the Cincinnati, Ohio market, provided that if either party fails to notify the other of their selection within 10 days of the expiration of the aforementioned 30-day period, the arbitrator selected by the party who did so notify the other shall be the sole arbitrator. If each party duly appoints an arbitrator in accordance with the terms hereof, the two arbitrators shall appoint a third duly qualified arbitrator reasonably acceptable to each arbitrator and such third arbitrator shall be the sole arbitrator hereunder. The arbitrator shall choose solely from the Landlord’s or the Tenant’s Base Rent for the Renewal Term, and the rate so selected by the arbitrator shall be the Base Rent for the Renewal Term. Any fees or remuneration due or payable to the arbitrators shall be split equally by the Landlord and Tenant. The Base Rent shall be paid at the same time and in the same manner as provided in the Lease. All references in this Lease to “Term” shall be deemed to mean and include the Initial Term and the Renewal Terms, as appropriate.

17. Miscellaneous.

(a) Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective heirs, successors, executors, and administrators and assigns of the parties hereto.

(b) Condition of Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or the Building or with respect to the suitability or condition of any part of the Building for the conduct of Tenant’s business except as provided in this Lease.

(c) Insolvency or Bankruptcy. In no event shall this Lease be assigned or assignable by operation of law, and in no event shall this Lease be an asset of Tenant in any receivership, bankruptcy, insolvency, or reorganization proceeding.

(d) Governing Law. This Lease shall be governed in accordance with the laws of the State of Ohio. Any action or proceeding involving this Lease shall be maintained exclusively in a court of applicable jurisdiction located in Cincinnati, Ohio.

(e) Force Majeure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay up to 60 days in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; unusual weather conditions; or acts or omissions of governmental or political bodies.

(f) Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Premises. This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Premises on the terms contained herein.

(g) Indemnification for Leasing Commissions. The parties hereby represent and warrant that no party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto. Landlord shall pay any commissions due Brokers based on this Lease pursuant to separate agreements between Landlord and Brokers.

(h) Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, return receipt requested, to the party who is to receive such notice at the address specified in Section 1. If sent by overnight courier, the notice shall be deemed to have been given one day after sending. If mailed, the notice shall be deemed to have been given on the date that is three business days following mailing. Either party may change its address by giving written notice thereof to the other party.

(i) Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

(j) Signage. Tenant shall be permitted to install at its expense, and subject to Landlord’s prior written consent not to be unreasonably withheld, any and all signage that it desires on the exterior of the Building and in the interior of the Premises, provided such signage complies with local, state and governmental laws. Upon the expiration or earlier termination of this Lease, Tenant shall remove all signage from the Premises and restore the Building’s façade to its original condition, normal wear and tear excepted.

(k) Time. Time is of the essence of each term and provision of this Lease.

(l) Interpretation. This Lease has been negotiated by Landlord and Tenant, and this Lease, together with all of the terms and provisions hereof, shall not be deemed to have been prepared by either Landlord or Tenant, but by both equally. Wherever in this Lease any printed portion or part thereof has been stricken and initialed by both parties, whether or not any relative provisions have been added, this Lease shall be read and construed as if the material stricken was never included herein, and no implication shall be drawn from the text of the material so stricken which would be inconsistent in any way with the construction or interpretation which would be appropriate if such material were never contained herein.

(m) Recording of Lease. Tenant shall not record this Lease without the prior written consent of Landlord. Each party agrees to execute and deliver to the other, within ten 10 days of written request, a memorandum or short form of this Lease in recordable form, which memorandum or short form of this Lease may be recorded by either party, at the recording party’s expense. The memorandum or short form shall not contain any of the monetary terms of this Lease.

(n) Smoking Ban. Tenant acknowledges that all smoking is strictly prohibited anywhere within the Building or on the Premises. Tenant acknowledges that both Tenant and Landlord are bound by the Ohio Smoking Ban set forth in Ohio Revised Code Chapter 3794, and Tenant, its employees, contractors, invitees, agents, customers and/or representatives shall act in accordance with the provisions of O.R.C. 3794 at all times while on the Premises.

(o) Holding Over. If Tenant remains in possession of the Premises after the expiration or termination of this Lease, it shall be a tenant at will occupying the Premises at a rental equal to the rent herein provided plus 25% of such amount and otherwise subject to all the conditions, provisions and obligations of this Lease (except that any renewal right shall be inapplicable.)

(p) Estoppel Certificates. Tenant shall, at the request of Landlord, execute and deliver to Landlord (or any person or entity designated by Landlord) a written statement certifying that this lease is unmodified and is in full force and effect, the area of the Premises, the then existing Base Rent and the dates to which the Base Rent, Additional Rent and other charges have been paid, that all improvements to be made by Landlord have been satisfactory completed, stating whether or not the Landlord or Tenant is in default of its respective obligations hereunder and containing such other information as Landlord may reasonably specify.

(q) Subordination. Landlord shall have the right to subordinate this Lease to any mortgage, deed to secure debt, deed of trust or other instrument in the nature thereof, and any amendments or modifications thereto (collectively, a “Mortgage”) presently existing or hereafter encumbering the Premises, or any portion or portions thereof, by so declaring in such Mortgage. Within 10 days following receipt of a written request from Landlord, Tenant agrees to subordinate this Lease and its rights hereunder to the lien of any Mortgage, and to execute and deliver to Landlord, without cost, at any time and from time to time such documents as may be reasonably required to effectuate such subordination; provided, however, that Tenant shall not be required to effectuate any such subordination or other document hypothecating any interest in the Premises unless the mortgagee or beneficiary named in such Mortgage shall first enter into a Subordination, Non-Disturbance and Attornment Agreement in the lender’s standard form. Notwithstanding the foregoing, if the holder of the Mortgage shall take title to the Premises through foreclosure or deed in lieu of foreclosure, Tenant shall be allowed to continue in possession of the Premises as provided for in this Lease so long as Tenant is not in default.

(r) Waivers. To the maximum extent permitted by law, except for those express warranties contained herein Tenant hereby waives the benefit of all warranties and covenants, express or implied, with respect to the Premises including, without limitation, any implied warranty that the Premises are suitable for any particular purpose and any implied covenant of fair dealing or good faith. The parties hereto irrevocably waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use and occupancy of the Premises.

(s) Financial Statements. Upon request from time to time by Landlord, Tenant shall provide to Landlord a copy of its most recent annual financial statements (balance sheet and income statement) certified by an officer of Tenant as being true and correct. At Tenant’s request, Landlord agrees to execute and abide by the terms of a confidentiality agreement with Tenant to protect the confidentiality of Tenant’s financial statements.

(t) Certification. Tenant certifies that: (i) it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specifically Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

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IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date and year first set forth above.

Witnessed by:	LANDLORD: 200 MEDPACE WAY, LLC

/s/ Jennifer L. Cloyd	By:	/s/ August Troendle
Jennifer L. Cloyd	Title:	Manager

TENANT: Medpace, Inc.

/s/ Jennifer L. Cloyd	By:	/s/ Kay Nolen
Jennifer L. Cloyd	Title: General Counsel

STATE OF Ohio	:
: SS
COUNTY OF Hamilton	:

The foregoing instrument was acknowledged before me this 3rd day of June, 2011, by August Troendle, the Manager of 200 MEDPACE WAYLLC, an Ohio limited liability company, on behalf of the entity.

/s/ Jennifer L. Cloyd
Notary Public

STATE OF Ohio	:
: SS
COUNTY OF Hamilton	:

The foregoing instrument was acknowledged before me this 3rd day of June, 2011, by Kay Nolen, the General Counsel of Medpace, Inc., an Ohio corporation, on behalf of the entity.

/s/ Jennifer L. Cloyd Notary Public

EXHIBIT A

Legal Description

6.914 Acres

Situated in Section 16, Town 4, Fractional Range 2, City of Cincinnati, Hamilton County, Ohio, and being part of a 20.389 acre tract of land conveyed to RBM Development Co., LLC in O.R. 11257 PG. 2020 of the Hamilton County, Ohio Recorder’s Office, the boundary of which being more particularly described as follows:

Beginning at a found 5/8” iron pin in the north right of way line of Hetzel Street, said point being S85°22’17”E a distance of 589.60 feet from the intersection of the north right of line of Hetzel Street and the ease right of way line of Red Bank Road;

Thence along the east line of a tract of land conveyed to Pinnacle Realty Company in D.B. 3100 Pg. 126, N04°55’22”E a distance of 205.00 feet to a found 5/8” iron pin;

Thence along new division lines the following three (3) courses:

1.	S85°22’17”E a distance of 39.70 feet to a set 5/8” iron pin;

2.	N04°26’11”E a distance of 201.62 feet to a set 5/8” iron pin;

3.	N54°10’20”W a distance of 145.23 feet to a set cross notch in the southerly right of way line of the future Medpace Way;

Thence along said southerly right of way line, along a curve to the left a distance of 25.07 feet to a found cross notch, said curve having a radius of 94.99 feet, a delta of 15°07’26” and a chord bearing N28°15’57”E a distance of 25.00 feet;

Thence along south lines of a 7.526 acre (deed) tract of land conveyed to 100 Medpace Way, LLC in O.R. 11551 Pg. 1447 the following five (5) courses:

1.	S69°17’46”E a distance of 225.61 feet to a found 5/8” iron pin;

2.	Along a curve to the left a distance of 85.25 feet to a found 5/8” iron pin, said curve having a radius of 300.00 feet, a delta of 16°16’52” and a chord bearing S77°26’12”E a distance of 84.96 feet;

3.	S85°34’38”E a distance of 214.09 feet to a found 5/8” iron pin;

4.	S04°25’22”W a distance of 36.00 feet to a found 5/8” iron pin;

5.	S85°34’38”E a distance of 646.76 feet to a found 5/8” iron pin in the west right of way line of Stewart Avenue;

Thence along the west line of Stewart Avenue, S03°08’22”W a distance of 140.92 feet to a found 5/8” iron pin at the intersection of the west right of way line of Stewart Avenue and the north right of way line of Covington Street;

Thence along said north right of way line, N85°36’38”W a distance of 570.99 feet to the intersection of said north right of way line and the west right of way line of Armada Place, witness a found 5/8” iron pin West 0.4 feet;

Thence along said west right of way line, S04°22’22”W a distance of 254.40 feet to a found 5/8” iron pin at the intersection of said west right of way line and the north right of way line of Hetzel Street;

Thence along said north right of way line, N85°22’17”W a distance of 521.59 feet to the point of beginning.

Containing 6.914 acres, more or less and being subject to easements, restrictions and rights of way of record.

Bearings are based on a survey by Kleingers & Associates of the Children’s Home of Cincinnati. (Consolidated by P.B. 350 Pg. 92 of the Hamilton County, Ohio Recorder’s Office)

The above description is based upon a field survey made by Kleingers & Associates, Inc. under the direction of Randy C. Wolfe, Ohio Professional Surveyor No. 8321.

Outline Specifications
Medpace Building 200	Exhibit B
June 3, 2011

The purpose of these Outline Specifications is to establish a baseline Core and Shell work scope from which the Tenant Improvement work scope is defined.

BUILDING SHELL WORK – PROJECT A

a.	The Building Shell consists of the following base building condition. Electrical service shall be distributed to the demised premises (including main panel and subpanels for standard office use);

b.	Heat pumps are set within the premises to provide HVAC zones of approximately of 1000 RSF to accommodate standard office use; downstream duct work is not included as part of the Building Shell;

c.	Fire sprinkler system distributed throughout the space ready for expansion and adjustment when ceiling is installed, heads turned up until placement in premises;

d.	All exterior columns, exterior walls, and window walls to be dry walled, insulated, fire caulked and completed by Owner, taped, sanded and ready for wall and floor finishes;

e.	Mechanical equipment rooms shall be provided and completed;

f.	Restrooms shall be provided on each floor in a core area;

g.	4 x 4 ceiling grid included as part of Building Shell; Lighting fixtures, 2 x 2 tees and ceiling tiles are not part of the Building Shell.

h.	Buildings standard, aluminum sills and trim for all exterior windows shall also be provided.

OUTLINE SPECIFICATION FOR OWNER’S WORK

The following is an outline of the Class A office building specifications for core and shell work, similar to specifications that were previously used for Medpace, Inc., at 4820 Red Bank Road, Cincinnati, Hamilton County, Ohio. The core and shell for Building 200 is to be built to similar Outline Specifications to deliver similar appearance and quality as the building at 4820 Red Bank Road.

All design work will be performed by Registered, Professional Architects and Engineers. All design work will comply with all applicable local and national codes, such as the latest state approved building code, NFPA, NEC, applicable mechanical codes as well as ADAAG. Cost of all design is included in the Project Budget for Project A.

Outline Specifications
Medpace Building 200	Exhibit B
June 3, 2011

The building is anticipated to become LEED Core and Shell Certified. The LEED Green Building Rating System utilizes certain design and usability recommendations on a project in order to promote an environmentally friendly and energy efficient facility. In addressing these guidelines, Design-Builder shall perform its services in accordance with that degree of skill and care ordinarily exercised by similarly situated members of Consultant’s profession involved in design of similar projects in the same locale as the Project and shall use commercially reasonable efforts to construct and design the building to LEED specifications. Owner understands, however, that LEED is subject to various and possibly contradictory interpretations. Further, compliance may involve factors beyond the control of Design-Builder including, but not limited to, the Owner’s use and operation of the completed project. Design-Builder does not warrant or represent the Project will actually achieve LEED certification.

Building Codes shall be as follows or latest addition thereof:

•	2007 Ohio Building Code (OBBC)

•	2007 Ohio Plumbing Code

•	2007 Ohio Mechanical Code

•	Electrical - 2005 National Electrical Code (NEC) - NFPA 70

Division 2 - Sitework

All utilities (water, sanitary, storm, electric, natural gas, telephone, cable TV and fiber optic) brought to the property line by Owner shall be tied into the building services by Design-Builder.

Domestic water service shall be sized for a Class A office building per the Mechanical Engineer’s direction. A meter pit will be provided as required per local standards.

The fire main, Siamese connections, hydrants, and any post indicator valves will be installed as required to satisfy local fire department requirements. The gas company/mechanical contractor will provide the gas service to the building, if not provided by utility company.

Division 3 - Concrete

Building foundations are to be designed based upon soil conditions and engineering requirements as included in the geotechnical report. System to include augercast piles and spread footings in sufficient quantity and size to support the building design loads.

Architectural precast or tilt-up concrete wall panels may be utilized as building skin elements. The wall panels are typically 6” thick. All panels shall include drip edges and all glass windows shall be recessed a minimum of 2” from the face of the panel.

Outline Specifications
Medpace Building 200	Exhibit B
June 3, 2011

Division 4 - Masonry

Cement masonry units may be provided as necessary for “screen” walls, equipment rooms, firewalls, etc. The masonry walls shall be designed by the structural engineer and coordinated by the architect.

Division 5 - Metals

Floor-to-floor heights are 15’-0” 1-2 and 14’-0” 2-3-roof to allow for 10’-0” ceiling heights.

Floors will be designed for a total minimum live load of 100 psf (80 LL + 20 Part. Load) for joist frames and 50 psf LL + 20 psf Part. Load for composite beam frames with reductions as permitted by code.

For both beam and joist buildings, all corridors, stairs and public areas will be designed for 100 psf live load. All roof loads, snow loads, wind loads and earthquake design data shall be as per the applicable code.

Floors should be designed with a minimum expected vibration (bouncing) due to foot traffic of the occupants in a typical office layout. The maximum expected floor acceleration due to the impact of walking individual is 0.5% x g (g is the ground acceleration of 32.2 ft/sec ^2). The criteria used are according to Chapter 4 of the AISC Design Guide Series 11 for Floor Vibration due to Human Activities, published in 1997.

Lateral bracing shall be designed for minimum interference and maximum flexibility with the tenant space plan.

All stair rails are to be 11/4” std pipe rail with 1/2” pickets. All stair treads are to be concrete pan filled with a minimum of three (3) stairwells.

Window cleaning roof davits and lifeline tiebacks shall be designed and incorporated to meet the requirements of ANSI/IWCA 1-14.1-2001

Division 6 - Carpentry

Public restroom vanity tops shall be solid surface.

Rough blocking will be installed as required for wall hung fixtures, toilet accessories, toilet partitions, stair handrails, roof blocking, etc. Plywood backboards shall be provided for all electrical rooms for telephone systems. All lumber is to be pressure and/or fire treated where required by code.

Outline Specifications
Medpace Building 200	Exhibit B
June 3, 2011

Division 7 - Moisture and Thermal Protection

Elevator pits will be waterproofed. The waterproofing contractor shall provide a 5-year warranty.

Fireproofing will be provided as required to meet the code requirements. The architect shall identify required rating for the assembly based upon selected product and the steel shapes/thickness utilized.

The roof system shall be a single ply, .060 inch thickness, reinforced white, mechanically attached, membrane system complete with all required flashing. Insulation to be polyisocyanurate as dictated by Energy Code. The Roofer will provide the manufacturer’s 20-year membrane warranty, and the manufacturer’s 10-year watertight warranty. The roof shall also have the contractor’s 2-year warranty covering all other roof related items. Precast concrete roof pavers are included at each rooftop HVAC unit on the building roof.

Silicone joint sealant shall be used at all exterior precast and aluminum joints. Silicone should be tested to ensure that bleeding will not occur as well as adhesion testing to ensure proper priming and surface preparation. The exterior joint sealants shall have a 5-year manufacturer’s warranty on material and installation.

Division 8 - Doors, Windows and Glass

All insulated glass will be 1” reflective glass or Low E with a shading coefficient of no greater than 0.30. All aluminum curtainwall/vertical butt-glazed or captured strip window/ punched window systems are to be standard construction using Vistawall, Kawneer, or equal with standard anodized or factory painted finishes and extruded metal window sills. All window systems shall be thermally improved with a minimum 68.5 CRF. All windows are to be recessed a minimum of 2” from the face of the precast or masonry skin. Each manufacturer should warrant that its material is compatible in the “system” as installed that is, caulking, rubber gaskets etc.

Entrances and storefronts shall have a 2-year manufacturer and contractor co-warranty. Automatic operators for handicapped access shall be used as required. Provide air lock at entry.

Window system Shop Drawings are to be reviewed by a curtainwall consultant employed by Owner. All submittals shall conform to the following checklist.

1.	Calculations and anchor details stamped by a licensed Professional Structural Engineer.

2.	Building exposure category noted (see structural drawings for information).

3.	Design wind pressure stated.

Outline Specifications
Medpace Building 200	Exhibit B
June 3, 2011

4.	Shading coefficient and U valves of each glass type stated with corresponding SF quantities (mechanical designer to verify compliance with energy code).

5.	Water penetration and air infiltration designs stated.

6.	Structural design parameters including pressure, deflection, and thermal movement stated.

7.	Condensation resistance factor and criteria stated.

8.	Drawings show all joint, splice and dam conditions. Splice locations to note expected thermal movement.

9.	Drawings show aluminum, glass, sealants, gaskets fasteners, backer rod, bond breaker tape, flashings, and insulation. Insulation joints to be shown taped and insulation to be continuous.

10.	System installation instructions to be submitted with drawings.

11.	Fastener size and spacing including minimum embedment length and limits on spacer height (distance from aluminum frame to structure). Also note material to be anchored into and which holes will be slotted (one end fixed, one end slotted) slot size for thermal movement.

12.	Aluminum alloys materials specified.

13.	Silicone sealant shown as required to be used for all conditions.

14.	Type of material to be used for setting blocks—verify compatibility which silicone.

15.	Note on drawing stating that alcohol is to be used to clean aluminum prior to caulking and not how p/c or other exterior skin material is to be cleaned prior to caulking.

16.	Weep hole size to be greater that 5/16” (diameter) with spacing shown.

17.	Door hardware complies with ADA.

18.	Locations of tempered glass shown.

19.	Manufacturers and installers qualifications (minimum 5 years experience).

20.	Pre-installation meeting.

Outline Specifications
Medpace Building 200	Exhibit B
June 3, 2011

Division 9 - Finishes

Finishes in the tenant spaces will be provided as follows:

Floors:	Exposed concrete
Walls & Exterior Columns:	Exposed drywall, insulated, fire caulked, taped and sanded, ready for paint.
Interior Columns:	Exposed columns in the shell
Ceilings:	4’x4’ x 15/16” ceiling grid in place.

Finishes in the restrooms will be provided as follows:

Floors:	Thin-set ceramic or stone tile and base with a crack isolation membrane at all elevated slabs.
Walls:	Ceramic or stone wall tile on the fixture wall. Vinyl wallcovering on all other walls. Use water resistant gyp board on all “wet” walls.
Ceilings:	2’x2’ x 9/16” ceiling grid with pads

Stairwells, electrical rooms, janitors’ closets, water meter rooms and other mechanical areas finishes will be provided as follows:

Floors: Stairs treads:	Sealed exposed concrete with vinyl base Painted steel and sealed concrete
Handrail & exposed
metal stairs:	Painted with enamel finish
Walls:	2 coats of alkyd, eggshell finish (janitors’ closet to have 4’ high FRP panels on both walls adjacent to the mop sink).
Ceilings:	Exposed metal deck

Hollow metal doors & frames, handrails and pipe posts, to have one (1) coat of primer and two (2) coats of acrylic gloss enamel paint

The first floor building lobby, corridors, and finishes will be included in the base building price.

Upper floor elevator lobby finishes will be part of the Tenant Improvement Allowance.

Outline Specifications
Medpace Building 200	Exhibit B
June 3, 2011

Division 10 - Specialties

Floor to ceiling drywall partitions with wood slat doors and wall mounted urinal screens will be provided in the toilet rooms, along with the following brushed stainless steel accessories:

Men’s	Women’s
• Toilet Tissue Dispensers	• Toilet Tissue Dispensers
• Paper Towel Dispensers and Waste Receptacle	• Paper Towel Dispensers and Waste Receptacle
• Grab bars for handicapped stall	• Grab Bars for handicapped stall
• Unframed mirrors over the vanity tops	• Feminine napkin dispenser and disposal units
• Soap dispensers with 6” spout (under counter mount)	• Unframed mirrors over the vanity tops
• Stainless Steel or Laminate Urinal Screen	• Soap dispensers with 6” spout (under counter mount)
• Toilet Seat Cover Dispenser	• Toilet Seat Cover Dispenser

All code required building signage shall be included with the shell pricing. All interior and exterior tenant signage including the crescent entry icon to be paid for in the Tenant Improvement Allowance

Semi-recessed cabinets with 10 lb. fire extinguishers will be provided on each floor where required by code.

Division 11 - Equipment

Provide recessed loading dock with space for at least one truck and a trash compactor.

Division 12 - Furnishings

1” horizontal mini-blinds Levelor, or Equal will be installed at all windows in the office areas.

Division 14 - Conveying Systems

Provide two hydraulic passenger elevators, each with a capacity of 3,500 pounds, 200 fpm; 8’-6” finished ceiling heights with 8’-0” entrances and minimum 9’-0” cab height, bolted frames and polished or brushed stainless steel finishes. Provide dual car controls.

Outline Specifications
Medpace Building 200	Exhibit B
June 3, 2011

Division 15 - Mechanical Systems

PLUMBING

Plumbing requirements will be determined by the applicable codes including fixture counts.

Plumbing to be provided will include a complete sanitary sewer system with no-hub service weight cast iron waste and vent piping or schedule 40 PVC, all horizontal storm piping runs to be insulated, when allowed by code inside the building and outside the building with cleanouts provided at a maximum of 50’ on center. Water closets and urinals will be wall-hung with an adjustable carrier system and allow for one handicapped water closet per toilet room. Floor drains shall be provided in every restroom. Stainless steel water coolers with handicap access on each floor will be installed. Mop sinks with wall splash will be provided in each janitor’s closet. Stainless steel undermount sinks shall be utilized for solid surface and granite countertops. Drop-in sinks shall be used for plastic laminate countertops.

The Plumbing Contractor will photograph the sanitary main from building to main sewer tie-in, in order to verify consistent slope and clear line.

Twenty (20) gallon electric water heaters will be located at each floor. Internal roof drains will be installed as required. All hot and cold water piping will be copper. Shut off valves for the water supply shall be installed at supplies to each user. A backflow preventer and booster pump will be installed as required. Hot and cold water piping will be insulated where exposed.

Four (4) wetstacks with-in lease space will be installed for tenant’s use (waste vent and water stub out at each floor). Exterior hose bibs shall be located at first floor as necessary.

FIRE PROTECTION

All fire protection systems shall comply with the requirements of the National Fire Protection Association (NFPA) and local fire department and building code requirements.

All systems shall be hydraulically designed per NFPA-13 (light, ordinary hazard): spacing of sprinklers in tenant areas shall be 150 sq. ft./per sprinkler.

Concealed pendent sprinklers throughout all restrooms and elevator lobbies.

Outline Specifications
Medpace Building 200	Exhibit B
June 3, 2011

HVAC

The design conditions are:

Outdoor Conditions:

1.	2001 ASHRAE 99.6% heating/0.4% Cooling Design Criteria

Indoor Conditions:

1.	Summer - 74° Fahrenheit DB/50% RH (by system design, no reheat)

2.	Winter - 72° Fahrenheit DB/(no humidity control) (no credit for internal gains or solar contribution)

The heat load is anticipated to be:

Solar Gain As required for the zone

Lighting:	1.1 watts/sf Fluorescent all areas (meeting LEED requirements) +0.5 watts/sf Incandescent (Exterior offices only)
Equipment:	2 watt/sf minimum
People:	100 sf/person (for heat gain only)
Relative Humidity:	35-65% (by system design - no humidification)
Ventilation Air:	As required by ASHRAE standard 62-1999

Average zone size shall be 1,000 square feet. Exterior zones should be a maximum of 800 square feet.

The central plant equipment shall have 15% total spare capacity based on block load calculations. Chemical treatment systems for the building loop and condenser water systems to protect against corrosion and scaling.

Eco-friendly refrigerant (such as R410 or R410A)

Ductwork down stream from the terminal boxes or heat pumps, and diffusers as well as return air grilles in the tenant space is part of the Tenant Improvement Allowance. All other equipment, piping, ductwork, controls, and accessories are part of the shell building price.

Filters: MERV 13 for the outdoor system and MERV8 filter on WSHPs.

Demand Ventilation Control via space mounted CO2 sensors

Energy Recovery System

Outline Specifications
Medpace Building 200	Exhibit B
June 3, 2011

A direct Digital Control (DDC) energy management system will be provided which will control the operation of all HVAC equipment and have the ability to control lighting.

The system will have night setback capabilities for energy conservation.

Division 16 - Electrical Systems

Provide an allowance for architectural site and/or building exterior accent lighting.

3000- ampere Service consists of a 480V/277V three phase, four wire primary service provided by the utility company. Metering equipment will be installed per power company requirements. Power distribution will be 480/277 V for lighting panelboards, 480V, 3PH, 3W for motor control center, major mechanical equipment and elevators and 120/208 V for receptacle panelboards with a minimum of a 112.5 kVa transformer for the 208/120 volts 400amp panels on each floor.

Risers may be either Bus duct or conduit/wire/cable.

Panelboards and transformers for typical tenant floors shall be sized for standard Class A office use, including the following minimum allowances:

1.	2.5 VA per gross square foot for fluorescent lighting,

2.	4.0 VA per gross square foot for incandescent lighting, receptacles and misc. power.

3.	6.0 VA per gross square foot for HVAC equipment.

A complete code approved fire alarm system including smoke detectors shall be designed and installed as required by applicable codes.

An exit and emergency lighting system including self-contained battery operated exit signs and self-contained battery operated emergency units will be installed.

The elevators will be wired complete with fusible disconnecting means, pit light and switch, sump pump and ground fault protected receptacle.

Finished lighting will be installed in first floor corridors and lobbies, all stairwells, all toilet rooms and all mechanical rooms (i.e. all non-tenant areas). All fluorescent lighting to have electronic ballasts and T-8 bulbs. Fixture to be 18 cell parabolic.

The parking lot lighting shall be designed to provide a average maintained lighting level of 5 foot-candles with a minimum lighting level of .5 footcandles. The control will be by photocell and timer.

A building security system will be included to provide secured access at each exterior entrance.

Outline Specifications
Medpace Building 200	Exhibit B
June 3, 2011

A UL Master Labeled Lightning Protection System shall be bid as an electrical alternate item.

Underground primary electrical service conduits will be provided under all paved areas for utility company use as per the utility company requirements.

Telephone service conduits will be continuous from the building to the termination point as directed by the telephone utility company. Four (4) each 4” conduit, entering building from 2 site locations will be installed. Install complete the phone lines for the elevator and fire/security systems. Install 2-4” sleeves, located in the phone room on each elevated floor

Diesel Generator and related construction to be sized to include standby power for one(1) elevator, fire pump, emergency lighting in the building and fire and security alarm.